Exhibit 99.1

Scripps reports Q2 2026 financial results

Aug. 6, 2026

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $490 million in revenue for the second quarter of 2026. Loss attributable to the shareholders of Scripps was $1.2 billion or $12.68 per share. A non-cash goodwill and other intangible assets impairment charge for the quarter accounted for $11.61 of the per-share loss.

Recent company events:
•Scripps continues to make progress on its company transformation plan and expense reductions, targeting $125-$150 million of enterprise EBITDA growth by 2028 through cost savings and revenue initiatives. The company now expects to have implemented about $100 million in annual run-rate savings by year end.
•The company has completed three retransmission consent agreements representing the majority of its pay TV subscriber households scheduled for renewal in 2026. Two negotiations resulted in distributors’ temporary removal of Scripps stations during the second quarter, negatively impacting the company’s Q2 core advertising and distribution revenue.
•Local Media political advertising revenue was a second-quarter record at $28 million. The company now expects 2026 full-year local political revenue of between $225-$250 million.
•Second-quarter segment, shared services and corporate expenses were down 3%, due to favorable programming expenses, employee cost savings and tight expense controls. For the third quarter, expense improvement will include the impact of transformation-related job reductions communicated on Tuesday affecting about 6% of our workforce.
•Scripps Networks revenue was down 16% from Q2 2025. The sale of Court TV contributed to the decline, as did a challenging national advertising market, particularly for direct response advertising; a decline in legacy linear viewing and the resulting shift in advertiser spending to streaming and digital; and changes in Nielsen’s measurement methodology, which Scripps is working with Nielsen to mitigate in the coming quarters.
•Scripps Sports has formed several new partnerships, including signing its first NBA team, the Detroit Pistons, for a multi-year distribution agreement. This follows a full-season local rights agreement with the National Hockey League’s Nashville Predators. Both new agreements will contribute to local core revenue when they begin this fall. And on the national side, ION has scored the U.S. rights to televise the Women’s Volleyball World Cup 2027 tournament.
•The company has completed a number of local station transactions, including acquiring a second Big 4 station in Lexington, Kentucky, and swapping stations with Gray Media across five mid-sized and small markets, expanding Scripps’ presence in the Mountain West. Earlier this year, Scripps completed the sales of its stations in Fort Myers, Florida, and Indianapolis.
•Veteran television industry leader Dean Littleton has been promoted to Scripps’ president of media, a newly created, consolidated role. Littleton will oversee Scripps’ complete television business: its local media portfolio of approximately 60 TV stations, its national Scripps Networks division and Scripps News.
•During the second quarter, Scripps Networks incurred a $1.1 billion non-cash goodwill and intangible asset impairment charge, reflecting the impact of continued pressure from a weak national advertising market, ratings challenges and broader macroeconomic uncertainty.

From Scripps President and CEO Adam Symson:
“We’re in the midst of transforming Scripps through fundamental changes in how we operate. These changes leverage today’s most advanced technology, AI and automation to both deliver improved operating results and allow us to better serve our local consumers, audiences and advertisers that rely on us across the nation. The company’s Q2 financial results, impacted by the economic environment and audience measurement challenges, are not reflective of the progress we're making. We expect the transformation benefits to the company's health and performance to become increasingly visible in the coming quarters.

“In parallel with our transformation work, we continue to evaluate and execute M&A opportunities through a disciplined lens focused on accretive transactions that improve our financial footing and strategic flexibility. Our recently closed transactions bring greater depth and operating efficiency to our local stations portfolio to create the economic durability to sustain our public service commitment: high-quality local news, emergency alerts, weather coverage and local sports that keep people informed, engaged and connected to their communities.

“During the second quarter, we demonstrated our commitment to two important revenue growth strategies. First, with Scripps Sports, our new Detroit Pistons and Nashville Predators agreements will drive incremental core advertising revenue growth on top of the organic growth we expect from our existing robust portfolio of local sports. Second, the three new distribution agreements we closed acknowledge the enduring value of local television stations as essential infrastructure for American communities.

“Scripps is differentiating ourselves by attacking industry disruption with bold strategic bets. We are making difficult decisions, including eliminating 268 jobs across the company earlier this week, in service to our ability to survive and thrive and fulfill our commitments to our country and to our shareholders. Macroeconomic conditions have come and gone, and we have survived them. What distinguishes our approach today is that we are being proactive in making permanent changes that allow us to succeed within the realities of today’s media landscape.”

Operating results
Second-quarter company revenue was $490 million, a decrease of 9.2% or $49.7 million from the prior-year quarter. Political revenue was $29.7 million, compared to $3.1 million in the prior-year quarter, a non-election year. Costs and expenses for segments, shared services and corporate were $441 million, down from $457 million in the year-ago quarter, reflecting tight expense controls and savings achieved through our enterprise-wide transformation plan.

Loss attributable to the shareholders of Scripps was $1.2 billion or $12.68 per share. The current-year quarter included a non-cash goodwill and other intangible assets impairment charge for Scripps Networks of $1.1 billion, $35.8 million in restructuring costs and a $9.3 million gain from our stations swap with Gray Media, Inc. When taken together, these items increased the loss attributable to shareholders by $11.83 per share. In the prior-year quarter, loss attributable to shareholders of Scripps was $51.7 million or 59 cents per share. The prior-year quarter included $38.1 million of financing transaction costs, a $31.4 million gain on our West Palm Beach, Florida, television station building sale, a $5.6 million write-off of deferred financing costs and a $3 million loss on extinguishment of debt. When taken together, these items increased the loss attributable to shareholders by 13 cents per share.

Second-quarter 2026 segment results compared to prior-period amounts:

Local Media
Revenue was $317 million, down 5.4% from the prior-year quarter.

•Core advertising revenue decreased 8.7% to $125 million.
•Political revenue was $28 million, compared to $2.6 million in the prior-year quarter, a non-election year.
•Distribution revenue decreased $32.1 million or 17% to $161 million. The service blackout periods during the contract negotiations with Comcast and DirecTV had a $26.7 million negative impact on second-quarter 2026 distribution revenues.

Segment expenses decreased 6.5% to $261 million.

Segment profit was $55.8 million, flat from a year-ago quarter.

Scripps Networks
Revenue was $172 million, down 16% from the prior-year quarter. Segment expenses were $146 million, down 2.3% from the prior-year quarter.

Segment profit was $25.5 million, compared to $55.9 million in the year-ago quarter.

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Second-quarter 2026 segment results compared to prior-period adjusted combined amounts:
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had WFTX, WRTV and WTVQ (Local
Media) and Court TV (Scripps Networks) transactions been effective at the beginning of 2025. Refer to the
“Supplemental Information” section that begins on page E-8 of the attached tables.

Local Media – Adjusted combined basis
Revenue was $317 million, down 1.2% from the prior-year quarter.

•Core advertising revenue decreased 4.8% to $125 million.
•Political revenue was $28 million, compared to $2.6 million in the prior-year quarter, a non-election year.
•Distribution revenue decreased 13% to $161 million, driven by the service blackout periods during the contract negotiations with Comcast and DirecTV.

Segment expenses decreased 3.1% to $261 million.

Segment profit was $55.8 million, compared to $51.4 million in the year-ago quarter.

Scripps Networks – Adjusted combined basis
Revenue was $172 million, down 13% from the prior-year quarter. Segment expenses were $146 million, up 3.7% from the prior-year quarter.

Segment profit was $25.5 million, compared to $57.2 million in the year-ago quarter.

Financial condition
On June 30, cash and cash equivalents totaled $13 million, and total debt was $2.5 billion.

At June 30, long-term debt included $1.7 billion of senior notes outstanding, $558 million of term loans outstanding and $314 million under the accounts receivable securitization facility. During the first six months of 2026, we made principal pre-payments totaling $60.6 million on our June 2028 and November 2029 term loans.

Scripps did not declare or provide payment for either of the quarterly preferred stock dividends in 2026. The 9% dividend rate on the preferred shares compounds quarterly. At June 30, aggregated undeclared and unpaid cumulative dividends totaled $150 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, the company is prohibited from paying dividends on or repurchasing common shares until all preferred shares are redeemed.

Year-to-date 2026 operating results:
The following comparisons are to the period ending June 30, 2025:

Revenue was $1 billion, a decrease of 5.4% or $57.2 million from the prior year. Political revenue was $39.8 million, compared to $6.4 million in the prior year, a non-election year.

Costs and expenses for segments, shared services and corporate were $898 million, down from $911 million in the year-ago period, reflecting tight expense controls and savings achieved through our enterprise-wide transformation plan.

Loss attributable to the shareholders of Scripps was $1.2 billion or $13.04 per share. The 2026 period included a non-cash goodwill and other intangible assets impairment charge for Scripps Networks of $1.1 billion, $36.5 million in restructuring costs and a $38.9 million gain from the sale of Court TV and two television stations: WFTX in Fort Myers, Florida, and WRTV in Indianapolis, as well as our stations swap with Gray Media, Inc. When taken together, these items increased the loss attributable to shareholders by $11.74 per share. In the prior year, loss attributable to the shareholders of Scripps was $70.5 million or 81 cents per share. The 2025 period included $38.1 million of financing transaction costs, a $31.4 million gain on our West Palm television station building sale, a $5.6 million
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write-off of deferred financing costs, $4.8 million in restructuring costs and a $3 million loss on extinguishment of debt. When taken together, these items increased the loss attributable to shareholders by 17 cents per share.

Looking ahead
Comparisons for our segments are to the same adjusted combined period in 2025.

Third-quarter 2026
Local Media revenue	Up about 20 percent
Local Media expense	Down low-single-digit percent range
Scripps Networks revenue	Down mid-teens percent range
Scripps Networks expense	Up low-single-digit percent range
Shared services and corporate	About $25 million

Conference call
The company’s senior management team will hold a call to discuss second-quarter 2026 results at 9:30 a.m. Eastern time on Friday, Aug. 7.

The company’s protocol for joining its earnings calls is as follows:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/h8qvg2ov
•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register-conf.media-server.com/register/BI2f402610927f4891a33568d77f35f0ca

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” “target” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com
Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of about 60 stations in 40 markets. Scripps reaches households across the U.S. with national news outlet Scripps News and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”
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THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2026	2025	2026	2025

Operating revenues	$490,401	$540,080	$1,007,269	$1,064,473
Segment, shared services and corporate expenses	(441,155)	(457,075)	(897,776)	(911,467)
Restructuring costs	(35,840)	(613)	(36,484)	(4,757)
Depreciation and amortization of intangible assets	(35,061)	(37,198)	(70,408)	(75,658)
Impairment of goodwill and other intangible assets	(1,135,825)	—	(1,135,825)	—
Gains (losses), net on disposal of property and equipment	(59)	31,410	450	31,488
Operating expenses	(1,647,940)	(463,476)	(2,140,043)	(960,394)
Operating income (loss)	(1,157,539)	76,604	(1,132,774)	104,079
Interest expense	(54,110)	(58,653)	(111,068)	(102,403)
Loss on extinguishment of debt	(913)	(2,972)	(913)	(2,972)
Other financing transaction costs	—	(38,071)	—	(38,071)
Defined benefit pension plan expense	(734)	(337)	(1,467)	(675)
Gains (losses) from sale of business	8,872	—	38,881	—
Miscellaneous, net	(3,843)	(1,683)	(5,374)	(1,527)
Loss from operations before income taxes	(1,208,267)	(25,112)	(1,212,715)	(41,569)
Benefit (provision) for income taxes	57,017	(10,850)	59,675	2,152
Net loss	(1,151,250)	(35,962)	(1,153,040)	(39,417)
Preferred stock dividends	(16,555)	(15,722)	(32,746)	(31,110)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(1,167,805)	$(51,684)	$(1,185,786)	$(70,527)

Net loss per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(12.68)	$(0.59)	$(13.04)	$(0.81)

Weighted average diluted shares outstanding	92,090	87,925	90,932	87,420
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 12 NBC affiliates, 11 CBS affiliates and three FOX affiliates. We also have 13 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlet Scripps News as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.

Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Segment operating revenues:
Local Media	$316,524	$334,766	(5.4)%	$658,162	$660,155	(0.3)%
Scripps Networks	171,902	205,765	(16.5)%	347,929	403,772	(13.8)%
Other	5,858	4,243	38.1%	9,521	9,923	(4.1)%
Intersegment eliminations	(3,883)	(4,694)	(17.3)%	(8,343)	(9,377)	(11.0)%
Total operating revenues	$490,401	$540,080	(9.2)%	$1,007,269	$1,064,473	(5.4)%

Segment profit (loss):
Local Media	$55,810	$55,821	—%	$102,501	$90,740	13.0%
Scripps Networks	25,506	55,948	(54.4)%	71,772	120,041	(40.2)%
Other	(4,539)	(6,979)	(35.0)%	(10,615)	(13,384)	(20.7)%
Shared services and corporate	(27,531)	(21,785)	26.4%	(54,165)	(44,391)	22.0%
Restructuring costs	(35,840)	(613)		(36,484)	(4,757)
Depreciation and amortization of intangible assets	(35,061)	(37,198)		(70,408)	(75,658)
Impairment of goodwill and other intangible assets	(1,135,825)	—		(1,135,825)	—
Gains (losses), net on disposal of property and equipment	(59)	31,410		450	31,488
Interest expense	(54,110)	(58,653)		(111,068)	(102,403)
Loss on extinguishment of debt	(913)	(2,972)		(913)	(2,972)
Other financing transaction costs	—	(38,071)		—	(38,071)
Defined benefit pension plan expense	(734)	(337)		(1,467)	(675)
Gains (losses) from sale of business	8,872	—		38,881	—
Miscellaneous, net	(3,843)	(1,683)		(5,374)	(1,527)
Loss from operations before income taxes	$(1,208,267)	$(25,112)		$(1,212,715)	$(41,569)

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Segment operating revenues:
Core advertising	$124,646	$136,529	(8.7)%	$264,440	$268,675	(1.6)%
Political	28,117	2,624		37,081	5,887
Distribution	160,504	192,613	(16.7)%	350,426	379,804	(7.7)%
Other	3,257	3,000	8.6%	6,215	5,789	7.4%
Total operating revenues	316,524	334,766	(5.4)%	658,162	660,155	(0.3)%
Segment costs and expenses:
Employee compensation and benefits	100,863	104,315	(3.3)%	205,163	209,484	(2.1)%
Programming	116,306	129,153	(9.9)%	258,943	268,850	(3.7)%
Other expenses	43,545	45,477	(4.2)%	91,555	91,081	0.5%
Total costs and expenses	260,714	278,945	(6.5)%	555,661	569,415	(2.4)%
Segment profit	$55,810	$55,821	—%	$102,501	$90,740	13.0%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Total operating revenues	$171,902	$205,765	(16.5)%	$347,929	$403,772	(13.8)%
Segment costs and expenses:
Employee compensation and benefits	19,726	21,956	(10.2)%	42,300	42,829	(1.2)%
Programming	87,196	88,837	(1.8)%	158,233	165,247	(4.2)%
Other expenses	39,474	39,024	1.2%	75,624	75,655	—%
Total costs and expenses	146,396	149,817	(2.3)%	276,157	283,731	(2.7)%
Segment profit	$25,506	$55,948	(54.4)%	$71,772	$120,041	(40.2)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2026	As of December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$13,046	$27,923
Restricted cash	11,305	—
Other current assets	569,131	616,562
Assets held for sale	—	102,933
Total current assets	593,482	747,418
Investments	12,188	14,369
Property and equipment	424,827	407,966
Operating lease right-of-use assets	85,747	95,975
Goodwill	929,814	1,918,334
Other intangible assets	1,323,662	1,517,776
Programming	249,897	280,359
Miscellaneous	26,340	26,431
TOTAL ASSETS	$3,645,957	$5,008,628

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$65,938	$63,420
Unearned revenue	27,604	22,166
Current portion of long-term debt	—	8,854
Accrued expenses and other current liabilities	350,419	352,098
Liabilities held for sale	—	7,063
Total current liabilities	443,961	453,601
Long-term debt (less current portion)	2,493,889	2,585,534
Other liabilities (less current portion)	607,420	723,401
Total equity	100,687	1,246,092
TOTAL LIABILITIES AND EQUITY	$3,645,957	$5,008,628

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Numerator (for basic and diluted earnings per share)
Net loss	$(1,151,250)	$(35,962)	$(1,153,040)	$(39,417)
Less preferred stock dividends	(16,555)	(15,722)	(32,746)	(31,110)
Numerator for basic and diluted earnings per share	$(1,167,805)	$(51,684)	$(1,185,786)	$(70,527)
Denominator
Basic weighted-average shares outstanding	92,090	87,925	90,932	87,420
Effect of dilutive securities	—	—	—	—
Diluted weighted-average shares outstanding	92,090	87,925	90,932	87,420

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, financing transaction costs, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Net loss	$(1,151,250)	$(35,962)	$(1,153,040)	$(39,417)
Provision (benefit) for income taxes	(57,017)	10,850	(59,675)	(2,152)
Interest expense	54,110	58,653	111,068	102,403
Loss on extinguishment of debt	913	2,972	913	2,972
Other financing transaction costs	—	38,071	—	38,071
Defined benefit pension plan expense	734	337	1,467	675
Share-based compensation costs	5,988	5,852	12,499	11,457
Depreciation	13,287	14,643	26,572	29,547
Amortization of intangible assets	21,774	22,555	43,836	46,111
Impairment of goodwill and other intangible assets	1,135,825	—	1,135,825	—
Losses (gains), net on disposal of property and equipment	59	(31,410)	(450)	(31,488)
Restructuring costs	35,840	613	36,484	4,757
Losses (gains) from sale of business	(8,872)	—	(38,881)	—
Miscellaneous, net	3,843	1,683	5,374	1,527
Adjusted EBITDA	$55,234	$88,857	$121,992	$164,463

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Capital expenditures	$(16,752)	$(12,642)	$(18,888)	$(14,496)
Interest paid	(20,116)	(24,039)	(101,426)	(81,906)
Income taxes refunded (paid)	(2,118)	(12,914)	4,758	(12,729)
Mandatory contributions to defined retirement plans	(280)	(279)	(561)	(556)

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the WTVQ station inclusion, the WRTV and WFTX television station dispositions and the Court TV disposition have on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from including the WTVQ television station's historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. Similarly, WRTV and WRTV television stations' historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. Finally, Court TV's historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Scripps Networks segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the transactions had occurred on January 1, 2025. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Segment operating revenues:
Core advertising	$124,646	$130,893	(4.8)%	$261,254	$258,603	1.0%
Political	28,117	2,615		36,997	5,884
Distribution	160,504	183,857	(12.7)%	342,635	362,510	(5.5)%
Other	3,257	2,954	10.3%	6,150	5,743	7.1%
Total operating revenues	316,524	320,319	(1.2)%	647,036	632,740	2.3%
Segment costs and expenses:
Employee compensation and benefits	100,863	102,007	(1.1)%	203,424	204,701	(0.6)%
Programming	116,306	123,013	(5.5)%	253,736	256,455	(1.1)%
Other expenses	43,545	43,915	(0.8)%	90,384	87,942	2.8%
Total costs and expenses	260,714	268,935	(3.1)%	547,544	549,098	(0.3)%
Segment profit	$55,810	$51,384	8.6%	$99,492	$83,642	18.9%

Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sales of WRTV and WFTX television stations, as well as the inclusion of the WTVQ television station.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Local Media operating revenues, as reported	$316,524	$334,766	$658,162	$660,155
WRTV station disposition	—	(11,532)	(9,136)	(20,883)
WFTX station disposition	—	(6,670)	(4,588)	(14,050)
WTVQ station inclusion	—	3,755	2,598	7,518
Local Media adjusted combined operating revenues	$316,524	$320,319	$647,036	$632,740

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Local Media segment profit, as reported	$55,810	$55,821	$102,501	$90,740
WRTV station disposition	—	(4,056)	(2,106)	(5,882)
WFTX station disposition	—	(509)	(905)	(1,470)
WTVQ station inclusion	—	128	2	254
Local Media adjusted combined segment profit	$55,810	$51,384	$99,492	$83,642

Scripps Networks adjusted combined segment profit

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Total operating revenues	$171,902	$198,464	(13.4)%	$345,482	$390,269	(11.5)%
Segment costs and expenses:
Employee compensation and benefits	19,726	19,217	2.6%	41,132	37,412	9.9%
Programming	87,196	84,978	2.6%	156,667	157,514	(0.5)%
Other expenses	39,474	37,037	6.6%	74,685	71,326	4.7%
Total costs and expenses	146,396	141,232	3.7%	272,484	266,252	2.3%
Segment profit	$25,506	$57,232		$72,998	$124,017
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the sale of Court TV.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Scripps Networks operating revenues, as reported	$171,902	$205,765	$347,929	$403,772
Court TV disposition	—	(7,301)	(2,447)	(13,503)
Scripps Networks adjusted combined operating revenues	$171,902	$198,464	$345,482	$390,269

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

Scripps Networks segment profit, as reported	$25,506	$55,948	$71,772	$120,041
Court TV disposition	—	1,284	1,226	3,976
Scripps Networks adjusted combined segment profit	$25,506	$57,232	$72,998	$124,017